Free-Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Basket Linked Notes Due November 2010
(Linked to the iShares® MSCI Emerging Markets Index Fund and the S&P GSCI Light
Energy E27 Excess Return Strategy)
Final Term Sheet

Principal Amount:	USD 27,255,000

Pricing Date:	November 20, 2007

Issue Date:	November 29, 2007

Basket Components:	The Fund and the Strategy, each weighted 50%.

Fund:	The iShares® MSCI Emerging Markets Index Fund

Strategy:	The S&P GSCI Light Energy E27 Excess Return Strategy

Stated Determination Date:	November 18, 2010, subject to the effect of Market Disruption Events

Stated Maturity Date:

November 29, 2010, unless such day is not a Business Day in which case the Stated Maturity Date will be the next following Business Day (subject, in each case, to the effect of any Market Disruption Event)

Initial Issue Price:	100% of Principal Amount

Underwriting commission:	0.25% of Principal Amount

Proceeds to Issuer:	99.75% of Principal Amount

Initial Fund Price:	151.282

Initial Strategy Level:	253.12

Participation Rate:	66%

Redemption Amount:	On the Maturity Date, we will pay the holder of each note a Redemption Amount in cash equal to the sum of:

(a) 97% of the Principal Amount of your note, plus

(b) the Supplemental Redemption Amount, if any.

Supplemental Redemption Amount:	The greater of (1) zero and (2) the product of:

	(a)	the Principal Amount of your note; and

	(b)	the Basket Return multiplied by the Participation Rate.

CUSIP:	002546596

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.